EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-24047, Form S-8 No. 333-57799, Form S-8 No. 333-44416 and Form S-8 No. 333-99511) pertaining to the Keystone Automotive Industries, Inc. 1996 Employee Stock Incentive Plan, as amended, and (Form S-8 No. 333-103318) pertaining to outstanding nonqualified stock options issued to nonemployee directors, of our report dated June 4, 2003, with respect to the consolidated financial statements and schedule of Keystone Automotive Industries, Inc. included in the Annual Report on Form 10-K for the year ended March 28, 2003.

Los Angeles, California

June 23, 2003